Exhibit 99.1

ConAgra Foods, Inc.

PRIVATE BRANDS BUSINESS

COMBINED FINANCIAL STATEMENTS

FISCAL YEARS ENDED MAY 2015 and 2014 and the FOUR MONTH PERIOD ENDED MAY 2013

Table of Contents

Financial Statements	4

Combined Statements of Operations for the Fiscal Years Ended May 2015 and 2014, and the four month period ended May 2013	4
Combined Statements of Comprehensive Income (Loss) for the Fiscal Years Ended May 2015 and 2014, and the four month period ended May 2013	5
Combined Balance Sheets as of May 31, 2015 and May 25, 2014	6

Combined Statements of Invested Equity for the Fiscal Years Ended May 2015 and 2014, and the four month period ended May 2013	7
Combined Statements of Cash Flows for the Fiscal Years Ended May 2015 and 2014, and the four month period ended May 2013	8

Notes to Combined Financial Statements	9

Independent Auditors’ Report

The Board of Directors

ConAgra Foods, Inc.:

We have audited the accompanying combined financial statements of the Private Brands Business, a subsidiary of ConAgra Foods, Inc., which comprise the combined balance sheets as of May 31, 2015 and May 25, 2014, and the related combined statements of operations, comprehensive income (loss), invested equity, and cash flows for the years then ended and for the four month period ended May 26, 2013, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Private Brands Business as of May 31, 2015 and May 25, 2014, and the results of their operations and their cash flows for the years then ended and for the four month period ended May 26, 2013 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Omaha, Nebraska

January 13, 2016

Private Brands Business

Combined Statements of Operations

(in millions)

	For the Fiscal Years Ended May
	2015	2014	Four Months Ended May 2013
Net sales	$3,902.4	$4,015.1	$1,300.4
Costs and expenses:
Cost of goods sold	3,469.6	3,425.3	1,115.5
Selling, general and administrative expenses	1,996.8	1,075.9	133.5
Interest expense, net	1.9	1.9	0.5

Income (loss) before income taxes	(1,565.9)	(488.0)	50.9
Income tax expense (benefit)	(130.2)	8.4	17.6

Net income (loss)	$(1,435.7)	$(496.4)	$33.3

The accompanying Notes are an integral part of the combined financial statements.

Private Brands Business

Combined Statements of Comprehensive Income (Loss)

(in millions)

	For the Fiscal Years Ended May						Four months ended May
	2015			2014			2013
	Pre-Tax Amount	Tax (Expense) Benefit	After-Tax Amount	Pre-Tax Amount	Tax (Expense) Benefit	After-Tax Amount	Pre-Tax Amount	Tax (Expense) Benefit	After-Tax Amount
Net income (loss)	$(1,565.9)	$130.2	$(1,435.7)	$(488.0)	$(8.4)	$(496.4)	$50.9	$(17.6)	$33.3
Other comprehensive income (loss):
Pension and post-employment benefit obligations included in net income:
Unrealized pension and post-employment benefit obligations	2.1	(0.8)	1.3	(1.6)	0.6	(1.0)	4.8	(1.9)	2.9
Reclassification for pension and post-employment benefits included in net income	(0.5)	0.2	(0.3)	—	—	—	—	—	—
Unrealized currency translation gains (losses)	(39.0)	—	(39.0)	(11.5)	—	(11.5)	(4.3)	—	(4.3)

Comprehensive Income (loss)	$(1,603.3)	$129.6	$(1,473.7)	$(501.1)	$(7.8)	$(508.9)	$51.4	$(19.5)	$31.9

The accompanying Notes are an integral part of the combined financial statements.

Private Brands Business

Combined Balance Sheets

(in millions)

	May 31, 2015	May 25, 2014
ASSETS
Current assets
Cash and cash equivalents	$18.4	$23.1
Receivables, less allowance for doubtful accounts of $0.5 and $1.1	273.6	292.4
Inventories	485.2	477.0
Prepaid expenses and other current assets	50.0	56.8

Total current assets	827.2	849.3

Property, plant and equipment
Land and land improvements	43.0	43.5
Buildings, machinery and equipment	1,069.0	1,043.7
Furniture, fixtures, office equipment and other	75.1	72.2
Construction in progress	68.7	82.1

	1,255.8	1,241.5
Less accumulated depreciation	(340.8)	(250.2)

Property, plant and equipment, net	915.0	991.3

Goodwill	1,601.7	3,118.1
Brands, trademarks and other intangibles, net	1,716.6	1,849.1
Other assets	4.4	3.5

	$5,064.9	$6,811.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current installments of long-term debt	—	0.3
Accounts payable	262.6	272.0
Accrued payroll	35.6	31.6
Other accrued liabilities	90.6	110.3

Total current liabilities	388.8	414.2

Senior long-term debt, excluding current installments	40.0	45.6
Other noncurrent liabilities	758.7	902.1

Total liabilities	1,187.5	1,361.9

Commitments and contingencies (Note 11)
Parent companies’ equity
Parent companies’ equity investment	5,828.0	5,926.3
Retained deficit	(1,898.8)	(463.1)
Accumulated other comprehensive loss	(51.8)	(13.8)

Total parent companies’ equity	3,877.4	5,449.4

	$5,064.9	$6,811.3

The accompanying Notes are an integral part of the combined financial statements.

Private Brands Business

Combined Statements of Invested Equity

(in millions)

	Parent Company Equity Investment	Accumulated Other Comprehensive Income(Loss)	Total Parent Company Equity
Balance at January 29, 2013	$6,421.0	$0.1	$6,421.1

Currency translation adjustment		(4.3)	(4.3)
Net transactions with parent company	(316.8)		(316.8)
Pension and postretirement healthcare benefits		2.9	2.9
Net income (loss)	33.3		33.3

Balance at May 26, 2013	6,137.5	(1.3)	6,136.2

Currency translation adjustment	—	(11.5)	(11.5)
Net transactions with parent company	(177.9)		(177.9)
Pension and postretirement healthcare benefits		(1.0)	(1.0)
Net income (loss)	(496.4)		(496.4)

Balance at May 25, 2014	5,463.2	(13.8)	5,449.4

Currency translation adjustment	—	(39.0)	(39.0)
Net transactions with parent company	(98.3)		(98.3)
Pension and postretirement healthcare benefits		1.0	1.0

Net income (loss)	(1,435.7)		(1,435.7)

Balance at May 31, 2015	$3,929.2	$(51.8)	$3,877.4

The accompanying Notes are an integral part of the combined financial statements.

Private Brands Business

Combined Statements of Cash Flows

(in millions)

	For the Fiscal Years Ended May
	2015	2014	Four Months Ended May 2013
Cash flows from operating activities:
Net income (loss)	$(1,435.7)	$(496.4)	$33.3
Adjustments to reconcile income (loss) from continuing operations to net cash flows from operating activities:
Depreciation and amortization	210.0	221.5	68.5
Asset impairment charges	1,579.2	601.1	0.9
Loss on sale of fixed assets	6.8	3.9	2.0
Share-based payments expense	5.3	3.2	—
Pension benefit	(5.2)	(5.0)	(2.8)
Other items	1.3	(9.1)	(14.6)
Change in operating assets and liabilities:

Receivables	18.9	(0.9)	(14.2)
Inventories	(8.2)	3.7	24.8
Deferred income taxes and income taxes payable, net	(136.5)	8.1	5.8
Prepaid expenses and other current assets	2.1	5.8	5.2
Accounts payable	(4.6)	28.1	(15.2)
Accrued payroll and other accrued liabilities	(19.1)	(52.7)	11.9

Net cash flows from operating activities	214.3	311.3	105.6

Cash flows from investing activities:
Additions to property, plant and equipment	(119.4)	(130.4)	(44.6)
Sale of property, plant and equipment	2.3	2.4	7.5

Net cash flows from investing activities	(117.1)	(128.0)	(37.1)

Cash flows from financing activities:
Repayment of long-term debt	(1.7)	(0.1)	—
Cash transfers with parent, net	(97.7)	(186.1)	(317.3)

Net cash flows from financing activities	(99.4)	(186.2)	(317.3)

Effect of exchange rate changes on cash and cash equivalents	(2.5)	0.6	0.5

Net change in cash and cash equivalents	(4.7)	(2.3)	(248.3)
Cash and cash equivalents at beginning of year	23.1	25.4	273.7

Cash and cash equivalents at end of year	$18.4	$23.1	$25.4

The accompanying Notes are an integral part of the combined financial statements.

Notes to Combined Financial Statements

Fiscal Years Ended May 31, 2015 and May 25, 2014 and Four Months Ended May 26, 2013

(columnar dollars in millions)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying combined financial statements present the combined assets, liabilities, revenues and expenses of certain private brand and related businesses (the Private Brands business or the “Business”) of ConAgra Foods, Inc. (“ConAgra Foods” or “Parent”). The operations of the Business principally include the production of private brand and customized food products which are sold in various retail channels and to foodservice customers, primarily in North America. The products include a variety of categories including: bars, cereal, snacks, condiments, pasta, and frozen and retail bakery products. The operations of the Business also include the production of branded pretzel and pita chip products. The Private Brands business reflected in these combined financial statements includes a substantial portion of the operations of ConAgra Foods’ previously reported under the Private Brands segment, with several exceptions for the inclusion (exclusion) of certain businesses that were not (were) previously part of the reported segment. A substantial portion of the Private Brands business was acquired by ConAgra Foods from Ralcorp Holdings, Inc. (“Ralcorp”) on January 29, 2013.

Fiscal Year — The fiscal year of the Business ends the last Sunday in May. The fiscal years for the combined financial statements presented consist of a 53-week period for fiscal year 2015 and 52-week period for fiscal year 2014. The period from the date of the acquisition of Ralcorp, January 29, 2013, through May 26, 2013 is referred to as the four months ended May 26, 2013.

Basis of Presentation — These combined financial statements reflect the historical financial position, results of operations, and cash flows of the Business during each respective period. The combined financial statements were prepared using the specific accounting records of the entities which comprise the Private Brands business. The combined financial statements of the Business have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Because a direct ownership relationship did not exist among the various units comprising the Private Brands business, ConAgra Foods and its subsidiaries’ equity investment is shown in lieu of stockholders’ equity in the combined financial statements. The financial information included herein may not reflect the combined financial position, results of operations, changes in parent companies’ equity investment, and cash flows of the Business in the future, and does not reflect what they would have been had the Business been operated as a separate, stand-alone entity during the periods presented. All significant intercompany investments, accounts, and transactions between the various legal entities comprising the Business have been eliminated.

ConAgra Foods has historically provided services to its subsidiaries, including the Business, for certain functions. These services include providing certain legal, finance, internal audit, financial reporting, income tax accounting and advisory, insurance, information technology, treasury, and human resources functions. The cost of providing these services has been allocated to the operating businesses of ConAgra Foods, including the Business. These allocated costs are included in these combined financial statements. The allocations have been determined on a basis which ConAgra Foods and the Business considered to be reasonable reflections of the utilization of services provided by ConAgra Foods. However, these allocations may not reflect the costs and expenses that the Private Brands business would have incurred as a stand-alone company. A more detailed discussion of the relationship with ConAgra Foods, including a description of the costs which have been allocated to the Business and the methods of cost allocation, is included in Note 2.

As further described in Note 2, the Business engages in various intercompany transactions with ConAgra Foods and its affiliates, including the sale and purchase of certain products, the procurement of certain materials and services, cash transfers related to ConAgra Foods’ centralized cash management process and expense allocations. As ConAgra Foods does not settle intercompany transactions with its businesses on a routine basis, all amounts due to (from) ConAgra Foods, are classified as parent companies’ equity investment in the combined balance sheets. Changes in parent companies’ equity investment arising from cash transactions are presented as financing activities in the accompanying combined statements of cash flows, notwithstanding that advances from parent companies’ are utilized to fund the Business’ working capital requirements.

Notes to Combined Financial Statements - (Continued)

Fiscal Years Ended May 31, 2015 and May 25, 2014 and Four Months Ended May 26, 2013

(columnar dollars in millions)

Cash and Cash Equivalents — Cash and all highly liquid investments with an original maturity of three months or less at the date of acquisition, including short-term time deposits and government agency and corporate obligations, are classified as cash and cash equivalents. Cash payment to third parties for interest and income taxes are not material.

Inventories — The Business uses the lower of cost (determined using the first-in, first-out method) or market for valuing inventories.

Property, Plant and Equipment — Property, plant and equipment are carried at cost. Depreciation has been calculated using the straight-line method over the estimated useful lives of the respective classes of assets as follows:

Land improvements	1 - 40 years
Buildings	15 - 40 years
Machinery and equipment	3 - 20 years
Furniture, fixtures, office equipment and other	5 - 15 years

The Business reviews property, plant and equipment for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Recoverability of an asset considered “held-and-used” is determined by comparing the carrying amount of the asset to the undiscounted net cash flows expected to be generated from the use of the asset. If the carrying amount is greater than the undiscounted net cash flows expected to be generated by the asset, the asset’s carrying amount is reduced to its estimated fair value. An asset considered “held-for-sale” is reported at the lower of the asset’s carrying amount or fair value. During the fourth quarter of fiscal 2015, the Business concluded that, due to a decline in estimated future cash flows, there was in indicator of impairment for certain property, plant, and equipment. As a result, the Business reviewed the long-lived assets for impairment and recorded a $13.7 million impairment charge. The impairment was measured based upon an estimated disposal value for the related production facility.

Goodwill and Other Identifiable Intangible Assets — Goodwill and other identifiable intangible assets with indefinite lives (e.g., brands or trademarks) are not amortized and are tested annually for impairment of value and whenever events or changes in circumstances indicate the carrying amount of the asset may be impaired. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include deterioration in general economic conditions, adverse changes in the markets in which an entity operates, increases in input costs that have negative effects on earnings and cash flows, or a trend of negative or declining cash flows over multiple periods, among others. The fair value that could be realized in an actual transaction may differ from that used to evaluate the impairment of goodwill and other intangible assets.

In testing goodwill for impairment, the Business has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (more than 50%) that the estimated fair value of a reporting unit is less than its carrying amount. If the Business elects to perform a qualitative assessment and determines that an impairment is more likely than not, it is then required to perform a quantitative impairment test, otherwise no further analysis is required. The Business also may elect not to perform the qualitative assessment and, instead, proceed directly to the quantitative impairment test.

Under the goodwill qualitative assessment, various events and circumstances that would affect the estimated fair value of a reporting unit are identified (similar to impairment indicators above). Furthermore, management considers the results of the most recent two-step quantitative impairment test completed for a reporting unit and compares the weighted average cost of capital between the current and prior years for each reporting unit.

Notes to Combined Financial Statements - (Continued)

Fiscal Years Ended May 31, 2015 and May 25, 2014 and Four Months Ended May 26, 2013

(columnar dollars in millions)

Under the goodwill two-step quantitative impairment test, the evaluation of impairment involves comparing the current fair value of each reporting unit to its carrying value, including goodwill. The first step of the test compares the carrying value of a reporting unit, including goodwill, with its fair value. The Business estimates the fair value using level 3 inputs as defined by the fair value hierarchy. Refer to Note 13 for the definition of the levels in the fair value hierarchy. The inputs used to calculate the fair value include a number of subjective factors, such as estimates of future cash flows, estimates of the Business’ future cost structure, discount rates for the Business’ estimated cash flows, required level of working capital, assumed terminal value, and time horizon of cash flow forecasts. If the carrying value of a reporting unit exceeds its fair value, the Business completes the second step of the test to determine the amount of goodwill impairment loss, if any, to be recognized. In the second step, the Business estimates an implied fair value of the reporting unit’s goodwill by allocating the fair value of the reporting unit to all of the assets and liabilities other than goodwill (including any unrecognized intangible assets). The impairment loss is equal to the excess of the carrying value of the goodwill over the implied fair value of that goodwill.

Because sales and profits for the Business fell below expectations throughout fiscal 2014 and 2015, the Business performed quantitative analyses of goodwill on certain of the Business’ reporting units multiple times during fiscal 2014 and 2015. Estimating the fair value of individual reporting units requires assumptions and estimates regarding future plans, industry and economic conditions. Refer to Note 5 for the details of the impairment charges in fiscal 2014 and 2015.

In assessing other intangible assets not subject to amortization for impairment, the Business has the option to perform a qualitative assessment to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of such an intangible asset is less than its carrying amount. If the Business determines that it is not more likely than not that the fair value of such an intangible asset is less than its carrying amount, then the Business is not required to perform any additional tests for assessing intangible assets for impairment. However, if the Business concludes otherwise or elects not to perform the qualitative assessment, a quantitative impairment test that involves a comparison of the estimated fair value of the intangible asset with its carrying value is required. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

In fiscal 2014 and 2015, the Business elected to perform a quantitative impairment test for other intangible assets not subject to amortization. The estimates of fair value of intangible assets not subject to amortization are determined using a “relief from royalty” methodology, which is used in estimating the fair value of the Business’ brands/trademarks. Discount rate assumptions are based on an assessment of the risk inherent in the projected future cash flows generated by the respective intangible assets. Also subject to judgment are assumptions about royalty rates. Refer to Note 5 for the details of the impairment charges in fiscal 2014 and 2015.

Identifiable intangible assets with definite lives (e.g., licensing arrangements with contractual lives or customer relationships) are amortized over their estimated useful lives and tested for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may be impaired. Identifiable intangible assets with definite lives are evaluated for impairment using a process similar to that used in evaluating elements of property, plant and equipment. If impaired, the asset is written down to its fair value.

Fair Values of Financial Instruments — Unless otherwise specified, the Business believes the carrying value of financial instruments approximates their fair value.

Environmental Liabilities — Environmental liabilities are accrued when it is probable that obligations have been incurred and the associated amounts can be reasonably estimated. The Business uses third-party specialists to assist management in appropriately measuring the obligations associated with environmental liabilities. Such liabilities are adjusted as new information develops or

Notes to Combined Financial Statements - (Continued)

Fiscal Years Ended May 31, 2015 and May 25, 2014 and Four Months Ended May 26, 2013

(columnar dollars in millions)

circumstances change. The Business does not discount environmental liabilities as the timing of the anticipated cash payments is not fixed or readily determinable. Management’s estimate of the Business’ potential liability is independent of any potential recovery of insurance proceeds or indemnification arrangements. The Business does not reduce environmental liabilities for potential insurance recoveries.

Revenue Recognition — Revenue is recognized when title and risk of loss are transferred to customers upon delivery based on terms of sale and collectability is reasonably assured. Revenue is recognized as the net amount to be received after deducting estimated amounts for discounts, trade allowances, and returns of damaged and out-of-date products.

Shipping and Handling — Amounts billed to customers related to shipping and handling are included in net sales. Shipping and handling costs are included in cost of goods sold.

Marketing Costs — The Business promotes its products with advertising, consumer incentives, and trade promotions. Such programs include, but are not limited to, discounts, coupons, rebates, and volume-based incentives. Advertising costs are expensed as incurred. Consumer incentives and trade promotion activities are recorded as a reduction of revenue based on amounts estimated as being due to customers and consumers at the end of the period, based principally on historical utilization and redemption rates. Advertising and promotion expenses totaled $14.2 million, $18.3 million, and $9.3 million in fiscal 2015 and 2014 and the four months ended 2013, respectively, and are included in selling, general and administrative expenses.

Comprehensive Income — Comprehensive income includes net income, currency translation adjustments, certain derivative-related activity, changes in the value of available-for-sale investments, and changes in prior service cost and net actuarial gains (losses) from pension (for amounts not in excess of the 10% “corridor”) and postretirement health care plans. The Business generally deems its foreign investments to be essentially permanent in nature and the Business does not provide for taxes on currency translation adjustments arising from converting the investment denominated in a foreign currency to U.S. dollars. When the Business determines that a foreign investment, as well as undistributed earnings, are no longer permanent in nature, estimated taxes are provided for the related deferred tax liability (asset), if any, resulting from currency translation adjustments.

The following table details the accumulated balances for each component of other comprehensive income (loss), net of tax (except for currency translation adjustments):

	Fiscal Year 2015	Fiscal Year 2014	Four Month Period 2013
Unrealized currency translation gains (losses)	$(54.8)	$(15.8)	$(4.3)
Pension and post-employment benefit obligations, net of reclassification adjustments	3.0	2.0	3.0

Accumulated other comprehensive loss	$(51.8)	$(13.8)	$(1.3)

Notes to Combined Financial Statements - (Continued)

Fiscal Years Ended May 31, 2015 and May 25, 2014 and Four Months Ended May 26, 2013

(columnar dollars in millions)

The following table summarizes the reclassifications from accumulated other comprehensive loss into income (loss):

	Fifty-three weeks ended	Affected Line Item in the Combined Statement of Operations[1]
2015
Amortization of pension and postretirement healthcare liabilities:

Net prior service benefit	$(0.5)	Selling, general and administrative expenses
Net actuarial loss	—	Selling, general and administrative expenses

	(0.5)	Total before tax
	0.2	Income tax expense (benefit)

	$(0.3)	Net of tax

[1]	Amounts in parentheses indicate income recognized in the Combined Statements of Operations.

There were no reclassifications from accumulated other comprehensive loss into income (loss) for fiscal 2014 or the four months ended 2013.

Foreign Currency Transaction Gains and Losses — The Business recognized a net foreign currency transaction gain of $0.9 million and losses of $1.7 million and $0.1 million in fiscal 2015 and 2014 and the four months ended 2013, respectively, in selling, general and administrative expenses.

Use of Estimates — Preparation of financial statements in conformity with generally accepted accounting principles requires the Business to make estimates and assumptions. These estimates and assumptions affect reported amounts of assets, liabilities, revenues, and expenses as reflected in the combined financial statements. Actual results could differ from these estimates.

Income Taxes — The Business’ operations are included in the consolidated federal income tax return and certain unitary or combined state income tax returns of ConAgra Foods. Taxes are presented herein on a separate return basis as if the Business had been a group of separate legal entities. The Business recognizes current tax liabilities and assets based on an estimate of taxes payable or refundable in the current year for each of the jurisdictions in which it transacts business. As part of the determination of its current tax liability, management exercises considerable judgment in evaluating positions taken by the Business in its tax returns. The Business recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Business also recognizes deferred tax assets and liabilities for the estimated future tax effects attributable to temporary differences (e.g., the difference in book basis versus tax basis of fixed assets resulting from differing depreciation methods). If appropriate, the Business recognizes valuation allowances to reduce deferred tax assets to amounts that are more likely than not to be ultimately realized, based on the Business’ assessment of estimated future taxable income, including the consideration of available tax planning strategies.

Accounting Changes — In July 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, which states that entities should present the unrecognized tax benefit as a reduction of the deferred tax asset for a net operating loss (“NOL”) or similar tax loss or tax credit carryforward rather than as a liability when the uncertain tax position would reduce the NOL or other carryforward under the tax law. No new disclosures are necessary. The Business adopted this ASU as of the beginning of fiscal 2015. This did not result in a material change to the Business’ financial statements.

Notes to Combined Financial Statements - (Continued)

Fiscal Years Ended May 31, 2015 and May 25, 2014 and Four Months Ended May 26, 2013

(columnar dollars in millions)

Recently Issued Accounting Standards — In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP. On July 9, 2015, the FASB deferred the effective date of the new revenue recognition standard by one year. Based on the FASB’s ASU, the Business will apply the new revenue standard in its fiscal year 2019. Early adoption in fiscal year 2018 is permitted. The Business is evaluating the effect that ASU 2014-09 will have on its combined financial statements and related disclosures. The standard permits the use of either the retrospective or cumulative effect transition method.

In July 2015, the FASB issued ASU 2015-11, Inventory, which requires an entity to measure inventory within the scope at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The effective date for the standard is for fiscal years beginning after December 15, 2016. Early adoption is permitted. The Business does not expect this ASU to have a material impact to its combined financial statements. The standard is to be applied prospectively.

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes, which will require entities to present deferred tax assets (DTAs) and deferred tax liabilities (DTLs) as noncurrent in a classified balance sheet. The ASU simplifies the current guidance, which requires entities to separately present DTAs and DTLs as current and noncurrent in a classified balance sheet. The effective date for the standard is for fiscal years beginning after December 15, 2016. Early adoption is permitted. The standard is to be applied prospectively or retrospectively.

2.	TRANSACTIONS WITH AFFILIATED COMPANIES

ConAgra Foods provides a variety of services to the Business, such as treasury and cash management, procurement, information technology, general accounting and finance, payroll and human resources, legal and communications, real estate and facilities, and other general and administrative stewardship. To the extent that costs were not directly attributable to the Private Brands business (direct costs primarily include restructuring charges and employee benefits for Private Brands personnel which include certain stock-based compensation, pension and postretirement benefits, healthcare and workers’ compensation), ConAgra Foods allocates certain selling, general and administrative costs to the Business based on specific metrics correlated with the cost of these services (e.g., employee headcount, net sales, square footage of office space, etc.). Allocations based upon these metrics resulted in $169.2 million and $174.3 million of selling, general, and administrative costs allocated to the Private Brands business in fiscal year 2015 and 2014, respectively. There were no allocations to the Private Brands business for the four months ended fiscal 2013.

The above allocations were consistent with historical allocations done for the Private Brands segment; however, ConAgra Foods does not historically allocate certain other corporate costs to its various segments. For any remaining indirect corporate costs which support the Private Brands business, the Business has been allocated additional selling, general and administrative costs using an equal weighting between the Private Brands product contribution margin (net sales less cost of goods sold and advertising and promotion expenses) and Private Brands total assets relative to consolidated ConAgra Foods product contribution margin and total assets. Allocations of indirect corporate costs resulted in $55.7 million and $57.5 million of selling, general and administrative costs in fiscal year 2015 and 2014, respectively. There were no indirect allocations for the four months ended fiscal 2013.

Notes to Combined Financial Statements - (Continued)

Fiscal Years Ended May 31, 2015 and May 25, 2014 and Four Months Ended May 26, 2013

(columnar dollars in millions)

Although it is not practicable to estimate what such costs would have been if it had operated as a separate entity, the Business considers such allocations to have been made on a reasonable basis.

The Combined Balance Sheets and the Combined Statements of Operations include only the specific debt and interest expense of the legal entities that make-up the Business, and do not include any allocated interest expense or third party debt of ConAgra Foods. The interest expense included in the Business’ results of operations was $1.9 million, $1.9 million, and $0.5 million in fiscal 2015 and 2014 and the four months ended 2013, respectively.

ConAgra Foods does not settle intercompany transactions with its subsidiaries on a routine basis. As such, all amounts due to (from) ConAgra Foods are classified as parent companies’ equity in the combined balance sheets. Net transactions with parent companies’ on the combined statements of parent companies’ equity reflect changes in parent companies’ equity for all transactions between ConAgra Foods and the Business, including direct and allocated charges from ConAgra Foods to the Business, intercompany cash transfers, derivative hedging activities performed by ConAgra Foods for the benefit of the Business, sales of pasta, flour, nuts, and other products for use by other ConAgra affiliates, and net cash management activities. In addition, these financial statements reflect the sale of certain branded products manufactured for distribution by other ConAgra affiliates. Income tax payments are made by ConAgra Foods on the Business’ behalf. Income taxes payable are settled in parent companies’ equity when payments are made by ConAgra Foods and are recognized in cash flows from financing activities when the tax liability is settled by ConAgra Foods.

Sales to ConAgra Foods of $34.4 million, $30.3 million, and $7.9 million were included in net sales for fiscal 2015 and 2014 and the four months ended 2013, respectively. The related cost of goods sold were $32.9 million, $28.5 million, and $7.5 million, respectively. The Business also made purchases from ConAgra Foods of $10.0 million and $7.6 million in fiscal 2015 and 2014, respectively. There were no purchases made from ConAgra Foods for the four months ended fiscal 2013.

3. RESTRUCTURING ACTIVITIES

Supply Chain and Administrative Efficiency Plan

The Business incurred costs in connection with the integration and restructuring of the operations of the Business into those of ConAgra Foods, optimization of the entire ConAgra Foods’ supply chain network, manufacturing assets, and improvement of selling, general and administrative effectiveness and efficiencies, which are referred to as the Supply Chain and Administrative Efficiency Plan (the “SCAE Plan”).

The Business recognized the following pre-tax expenses for the SCAE Plan:

	2015	2014	2013
Multi-employer pension costs	$0.2	$—	$11.2
Accelerated depreciation	7.4	15.0	—
Other cost of goods sold	2.8	0.6	—

Total cost of goods sold	10.4	15.6	11.2

Severance and related costs	5.9	23.7	17.2
Accelerated depreciation	0.4	0.2	—
Fixed asset impairment / Loss on disposal	17.5	3.7	—
Other selling, general and administrative expenses	7.6	5.0	—

Total selling, general and administrative expenses	31.4	32.6	17.2

Combined total	$41.8	$48.2	$28.4

Notes to Combined Financial Statements - (Continued)

Fiscal Years Ended May 31, 2015 and May 25, 2014 and Four Months Ended May 26, 2013

(columnar dollars in millions)

Included in the fiscal 2015 results are $17.5 million of charges that have resulted or will result in cash outflows and $24.3 million in non-cash charges.

The Business recognized the following cumulative (plan inception to May 31, 2015) pre-tax expenses related to the SCAE Plan in its Combined Statement of Operations:

2015
Multi-employer pension costs	$11.4
Accelerated depreciation	22.4
Other cost of goods sold	3.4

Total cost of goods sold	37.2

Severance and related costs	46.8
Accelerated depreciation	0.6
Fixed asset impairment / Loss on disposal	21.2
Other selling, general and administrative expenses	12.6

Total selling, general and administrative expenses	81.2

Combined total	$118.4

Included in the above results are $74.7 million of charges that have resulted or will result in cash outflows and $43.7 million in non-cash charges.

Liabilities recorded for the SCAE Plan and changes therein for fiscal 2015 were as follows:

	Balance at May 25, 2014	Costs Incurred and Charged to Expense	Costs Paid or Otherwise Settled	Changes in Estimates	Balance at May 31, 2015
Multi-employer pension costs	$11.2	$—	$—	$0.2	$11.4
Severance and related costs	18.9	7.1	(17.2)	(1.2)	7.6
Other costs	4.0	13.3	(7.6)	(1.9)	7.8

Total	$34.1	$20.4	$(24.8)	$(2.9)	$26.8

Other Restructuring Plans

Ralcorp had certain initiatives underway designed to optimize its manufacturing and distribution networks at the time of its acquisition by ConAgra Foods, which are referred to as the “Ralcorp Pre-acquisition Restructuring Plans”. These plans consisted of projects that involved, among other things, the exit of certain manufacturing facilities. At the end of fiscal 2014, the Pre-acquisition Restructuring Plans costs were substantially complete. In connection with these plans, the Business recognized charges of $2.4 million and $1.3 million in fiscal 2014 and the four months ended 2013, respectively.

For the four months ended 2013 the Business incurred charges totaling $2.5 million for the impairment of equipment in connection with the integration of Ralcorp collectively referred to as “Acquisition–related Restructuring Costs”.

Notes to Combined Financial Statements - (Continued)

Fiscal Years Ended May 31, 2015 and May 25, 2014 and Four Months Ended May 26, 2013

(columnar dollars in millions)

4. LONG-TERM DEBT

	May 31, 2015	May 25, 2014
6.625% Ralcorp senior debt due August 2039	$16.7	$16.7
4.95% Ralcorp senior debt due August 2020	17.2	17.2
8.00% lease financing obligation due January 2026	—	5.5

Total face value of debt	33.9	39.4
Unamortized fair value adjustment of senior debt in connection with Ralcorp	6.1	6.5
Less current installments	—	(0.3)

Total long-term debt	$40.0	$45.6

There are no minimum principal maturities of the long-term debt for the five fiscal years following May 31, 2015.

Senior notes issued by Ralcorp in an aggregate principal amount of $33.9 million were outstanding at the end of fiscal 2015, consisting of 4.95% senior notes issued by Ralcorp due August 15, 2020 in an aggregate principal amount of $17.2 million (with an effective interest rate of 2.83%) and 6.625% senior notes issued by Ralcorp due August 15, 2039 in an aggregate principal amount of $16.7 million (with an effective interest rate of 4.82%).

Net interest expense consists of:

	2015	2014	2013
Long-term debt	$1.9	$2.0	$0.5
Interest income	—	(0.1)	—

	$1.9	$1.9	$0.5

Interest paid was $2.3 million, $2.4 million, and $1.0 million in fiscal 2015 and 2014, and the four months ended 2013, respectively.

As a result of ConAgra Foods’ acquisition of Ralcorp, the senior notes issued by Ralcorp that remained outstanding of $33.9 million were recorded at fair value. The fair value adjustment on these notes was $7.0 million and is being amortized within interest expense over the life of the respective notes. The Business’ net interest expense in fiscal 2015 and 2014 and the four months ended 2013 was reduced by $0.4 million, $0.4 million, and $0.1 million, respectively, as a result of this amortization.

The 4.95% senior notes and 6.625% senior notes were redeemed subsequent to the end of fiscal 2015 and no amounts remain outstanding under these senior notes.

Notes to Combined Financial Statements - (Continued)

Fiscal Years Ended May 31, 2015 and May 25, 2014 and Four Months Ended May 26, 2013

(columnar dollars in millions)

5. GOODWILL AND OTHER IDENTIFIABLE INTANGIBLE ASSETS

The change in the carrying amount of goodwill for fiscal 2015 and 2014 was as follows:

Private Brands
Balance as of May 26, 2013	$3,708.7
Impairment	(593.2)
Currency translation	2.6

Balance as of May 25, 2014	$3,118.1

Impairment	(1,506.4)
Currency translation	(10.0)

Balance as of May 31, 2015	$1,601.7

Other identifiable intangible assets were as follows:

	2015		2014
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Non-amortizing intangible assets	$87.2	$—	$131.1	$—
Amortizing intangible assets	1,828.2	198.8	1,837.9	119.9

	$1,915.4	$198.8	$1,969.0	$119.9

Because sales and profits for the Business fell below expectations throughout fiscal 2014 and 2015, the Business performed quantitative analyses of goodwill on certain of the Business’ reporting units in the fourth quarter of fiscal 2014 and the second, third, and fourth quarters of fiscal 2015. Estimating the fair value of individual reporting units requires management to make assumptions and estimates regarding the Business’ future plans and future industry and economic conditions. The future cash flows of each reporting unit within the Private Brands business were estimated and the net present value of those estimated cash flows were calculated using a risk adjusted discount rate, in order to estimate the fair value of each reporting unit from the perspective of a market participant. The Business used discount rates and terminal growth rates in fiscal 2015 of 8% and 3%, respectively, and in fiscal 2014 of 8.3% and 3%, respectively, to calculate the present value of estimated future cash flows. The Business then compared the estimated fair value of each reporting unit to the respective historical carrying value (including allocated assets and liabilities of certain shared and Corporate functions), and determined that the fair value of the reporting unit was less than the carrying value for six reporting units throughout fiscal 2015. With the assistance of a third-party valuation specialist, the Business estimated the fair value of the assets and liabilities of each of these reporting units in order to determine the implied fair value of goodwill of each reporting unit. The Business recognized impairment charges for the difference between the implied fair value of goodwill and the carrying value of goodwill within each reporting unit at the respective measurement dates. Accordingly, during fiscal 2015, the Business recorded charges totaling $1.51 billion for the impairment of goodwill. The following reporting units within Private Brands were impacted: $328.7 million in Bars and Coordinated, $195.1 million in Cereal, $157.1 million in Pasta, $515.6 million in Snacks, and $174.4 million in Retail Bakery, and $136.1 million in Condiments.

Notes to Combined Financial Statements - (Continued)

Fiscal Years Ended May 31, 2015 and May 25, 2014 and Four Months Ended May 26, 2013

(columnar dollars in millions)

During fiscal 2014, the Business recorded a $593.2 million charge for the impairment of goodwill. The following reporting units were impacted: $66.4 million in Bars, $154.6 million in Cereal, $94.2 million in Pasta, $222.6 million in Snacks, and $55.4 million in Retail Bakery.

In the case of four reporting units: Cereal, Pasta, Snacks, and Retail Bakery, the estimated fair value of certain amortizing intangible assets (customer relationships) used in step two of the Business’ impairment analysis was substantially less than the carrying value of those assets and, as a result, the carrying value of the Cereal, Pasta, Snacks, and Retail Bakery reporting units exceeded the estimated fair values of those reporting units, even after the previously described goodwill impairment charges were recorded. The Business assessed the recoverability of these amortizing intangibles at the Business level and expects to recover the carrying value over their remaining lives (on an undiscounted basis) and, accordingly, no impairments were required to be recognized.

Following the impairment charges recorded in fiscal 2015, the carrying value of goodwill in the Business’ reporting units included $269.3 million for Cereal, $517.6 million for Pasta, $266.5 million for Snacks, and $548.3 million for Retail Bakery. All of the goodwill for the Bars and Coordinated and Condiments reporting units was impaired as of the end of fiscal 2015. If the future performance of one or more of the reporting units falls short of the Business’ expectations or if there are significant changes in risk-adjusted discount rates due to changes in market conditions, the Business could be required to recognize additional, material impairment charges in future periods. See Note 15 for additional information.

In fiscal 2015, the Business elected to perform a quantitative impairment test for indefinite lived intangibles. During fiscal 2015, the Business recognized impairment charges of $43.7 million to write-down various brands.

In fiscal 2014, the Business also elected to perform a quantitative impairment test for indefinite lived intangibles. The Business recognized impairment charges of $3.0 million impairment charge for a small brand.

For fiscal 2015 and 2014 and the four months ended 2013, the Business recognized amortization expense of $78.9 million, $78.9 million, and $26.3 million, respectively, related to customer relationships.

6. INVENTORIES

The major classes of inventories were as follows:

	May 31, 2015	May 25, 2014
Raw materials and packaging	$181.7	$174.8
Work in process	11.0	7.8
Finished goods	248.0	250.9
Supplies and other	44.5	43.5

Total	$485.2	$477.0

Notes to Combined Financial Statements - (Continued)

Fiscal Years Ended May 31, 2015 and May 25, 2014 and Four Months Ended May 26, 2013

(columnar dollars in millions)

7. SHARE-BASED PAYMENTS

ConAgra Foods has stockholder approved stock plans, which provide for granting of options to employees, including the Business’ employees, for the purchase of ConAgra Foods common stock at prices equal to the fair value at the time of grant. ConAgra Foods also issues stock under various share-based compensation arrangements, including restricted stock, performance shares and other share-based awards and stock issued in lieu of cash bonuses. ConAgra Foods also grants restricted share equivalents pursuant to plans approved by stockholders, which are ultimately settled in cash based on the market price of ConAgra Foods common stock as of the date the award is fully vested.

All stock-based compensation plans are managed on a consolidated basis by ConAgra Foods. Certain costs of these programs have been allocated to the Business directly based on participation by specific Business employees and through indirect cost allocations described in Note 2.

Stock Plan

ConAgra Foods has stockholder-approved stock plans that provide for granting of options to employees for the purchase of ConAgra Foods common stock at prices equal to the fair value at the date of grant. Options become exercisable under various vesting schedules (typically three years) and generally expire seven to ten years after the date of grant.

The fair value of each option is estimated on the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions for stock options granted:

	2015	2014	2013
Expected volatility (%)	17.44	21.13	22.95
Dividend yield (%)	3.12	3.24	3.77
Risk-free interest rates (%)	1.62	1.37	0.57
Expected life of stock option (years)	4.92	4.91	4.80

The expected volatility is based on the historical market volatility of ConAgra Foods’ stock over the expected life of the stock options granted. The expected life represents the period of time that the awards are expected to be outstanding and is based on the contractual term of each instrument, taking into account employees’ historical exercise and termination behavior.

Compensation expense is recognized using the straight-line method over the requisite service period. The compensation expense relating to Business employees participating in the ConAgra Foods stock plan for stock option awards was $0.5 million for both fiscal 2015 and 2014. The tax benefit related to the stock option expense for both fiscal 2015 and 2014 was $0.2 million. The closing market price of ConAgra Foods’ common stock on the last trading day of fiscal 2015 was $38.61 per share.

Share Unit Plans

In accordance with stockholder-approved plans, ConAgra Foods issues stock under various stock-based compensation arrangements, including restricted stock units, cash-settled restricted stock units, and other share-based awards (“share units”). These awards generally have requisite service periods of three years. Under each arrangement, stock is issued without direct cost to the employee. The fair value of the share units is estimated based upon the market price of ConAgra Foods’ common stock at the date of grant. Certain share unit grants do not provide for the payment of dividend equivalents to the participant during the requisite service period (vesting period). For those grants, the value of the grants is reduced by the net present value of the foregone dividend equivalent payments. Compensation expense for share unit awards is recognized on a straight-line basis over the requisite service

Notes to Combined Financial Statements - (Continued)

Fiscal Years Ended May 31, 2015 and May 25, 2014 and Four Months Ended May 26, 2013

(columnar dollars in millions)

period. All cash-settled restricted stock units are marked-to-market and presented within other current and noncurrent liabilities in the Combined Balance Sheets. The compensation expense relating to employees of the Private Brands business participating in the ConAgra Foods stock plan for stock-settled share unit awards totaled $2.0 million and $1.8 million for fiscal 2015 and 2014, respectively. The tax benefit related to the stock-settled share unit award compensation expense for fiscal 2015 and 2014 was $0.8 million and $0.7 million, respectively. The compensation expense relating to employees of the Private Brands business participating in the ConAgra Foods stock plan for cash-settled share unit awards totaled $2.7 million and $0.9 million for fiscal 2015 and 2014, respectively. The tax benefit related to the cash-settled share unit award compensation expense for fiscal 2015 and 2014 was $1.0 million and $0.3 million, respectively.

The following table summarizes the nonvested share units as of May 31, 2015 and changes during the fiscal year then ended:

	Stock-settled		Cash-settled
Share Units	Share Units (in thousands)	Weighted Average Grant- Date Fair Value	Share Units (in thousands)	Weighted Average Grant- Date Fair Value
Nonvested share units at May 25, 2014	157.3	$30.42	95.7	$30.58
Granted	117.5	$31.80	118.5	$30.89
Vested/Issued	54.5	$26.15	—	—
Forfeited	—	—	3.6	$30.89
Nonvested share units at May 31, 2015	220.3	$32.21	210.6	$30.75

Compensation expense allocated to the Business for stock-based compensation arrangements in addition to the direct and incremental expense disclosed above totaled $9.7 million, $11.1 million, and $0.6 million for fiscal 2015, 2014, and 2013, respectively. The tax benefit related to the allocated stock-based compensation expense for fiscal 2015, 2014, and 2013 was $3.7 million, $4.2 million, and $0.2 million, respectively.

8. PRE-TAX INCOME AND INCOME TAXES

Pre-tax income (loss) consisted of the following:

	2015	2014	2013
United States	$(1,538.6)	$(505.9)	$47.5
Foreign	(27.3)	17.9	3.4

	$(1,565.9)	$(488.0)	$50.9

Notes to Combined Financial Statements - (Continued)

Fiscal Years Ended May 31, 2015 and May 25, 2014 and Four Months Ended May 26, 2013

(columnar dollars in millions)

The provision (benefit) for income taxes included the following:

	2015	2014	2013
Current
Federal	$(1.7)	$18.1	$25.4
State	1.7	5.2	4.1
Foreign	3.0	3.3	1.0

	3.0	26.6	30.5
Deferred
Federal	(116.7)	(14.8)	(10.7)
State	(19.0)	(5.3)	(2.2)
Foreign	2.5	1.9	—

	(133.2)	(18.2)	(12.9)

	$(130.2)	$8.4	$17.6

Income taxes computed by applying the U.S. Federal statutory rates to income from continuing operations before income taxes are reconciled to the provision for income taxes set forth in the Combined Statements of Operations as follows:

	2015	2014	2013
Computed U.S. Federal income taxes	$(548.1)	$(170.8)	$17.8
State income taxes, net of Federal income tax impact	(4.3)	3.5	0.4
Tax credits and domestic manufacturing deduction	(1.5)	(2.7)	(3.3)
Audit adjustments and settlements	(3.7)	(3.4)	—
Effect of taxes booked on foreign operations	4.2	(1.2)	(0.2)
Goodwill and intangible impairments	430.9	182.0	—
Statute lapses on previously reserved items	(5.1)	(2.3)	—
Change in estimate related to tax methods used for Federal and state credits	(4.0)	—	—
Other	1.4	3.3	2.9

	$(130.2)	$8.4	$17.6

Notes to Combined Financial Statements - (Continued)

Fiscal Years Ended May 31, 2015 and May 25, 2014 and Four Months Ended May 26, 2013

(columnar dollars in millions)

Income taxes paid, net of refunds, were $1.2 million, ($2.8) million, and $11.8 million in fiscal 2015, 2014, and 2013, respectively.

The tax effect of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consisted of the following:

	May 31, 2015		May 25, 2014
	Assets	Liabilities	Assets	Liabilities
Property, plant and equipment	$—	$151.7	$—	$160.9
Goodwill and other intangible assets	—	526.0	—	647.9
Accrued expenses	7.1	—	8.7	—
Compensation related liabilities	3.6	—	3.0	—
Pension and other postretirement benefits	15.6	—	18.4	—
Other liabilities that will give rise to future tax deductions	28.7	—	28.5	—
Net operating loss carryforwards	8.8	—	9.7	—
Federal impact of uncertain tax positions	21.4	—	24.8	—
Other	27.2	0.1	21.7	1.5

	112.4	677.8	114.8	810.3
Less: Valuation allowance	(13.5)	—	(8.2)	—

Net deferred taxes	$98.9	$677.8	$106.6	$810.3

At May 31, 2015 and May 25, 2014, net deferred tax assets of $33.6 million and $36.9 million, respectively, were included in prepaid expenses and other current assets. At May 31, 2015 and May 25, 2014, net deferred tax liabilities of $612.5 million and $740.6 million, respectively, were included in other noncurrent liabilities.

The liability for gross unrecognized tax benefits at May 31, 2015 was $38.4 million, excluding a related liability of $17.0 million for gross interest and penalties. Included in the balance at May 31, 2015 are $6.3 million of tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period. Any associated interest and penalties imposed would affect the tax rate. As of May 25, 2014, the Business’ gross liability for unrecognized tax benefits was $47.8 million, excluding a related liability of $19.7 million for gross interest and penalties. Included in the balance at May 25, 2014 are $6.3 million of tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Interest and penalties recognized in the Combined Statement of Earnings was a benefit of $2.7 million in fiscal 2015, expense of $0.5 million in fiscal 2014, and expense of $1.4 million in fiscal 2013.

The net amount of unrecognized tax benefits at May 31, 2015 and May 25, 2014 that, if recognized, would favorably impact the Business’ effective tax rate was $20.0 million and $26.6 million, respectively.

The Business accrues interest and penalties associated with uncertain tax positions as part of income tax expense.

The Business estimates that it is reasonably possible that the amount of gross unrecognized tax benefits will decrease by up to $5 million over the next twelve months due to various state and foreign audit settlements and the expiration of statutes of limitations.

Notes to Combined Financial Statements - (Continued)

Fiscal Years Ended May 31, 2015 and May 25, 2014 and Four Months Ended May 26, 2013

(columnar dollars in millions)

The change in the unrecognized tax benefits was:

Balance on May 26, 2013	$53.7
Decreases from positions established during prior periods	(0.1)
Increases from positions established during prior periods	0.1
Decreases relating to settlements with taxing authorities	(3.3)
Reductions resulting from lapse of applicable statute of limitation	(2.4)
Other adjustments to liability	(0.2)

Balance on May 25, 2014	$47.8
Decreases from positions established during prior periods	(0.1)
Increases from positions established during prior periods	0.8
Decreases relating to settlements with taxing authorities	(3.3)
Reductions resulting from lapse of applicable statute of limitation	(5.5)
Other adjustments to liability	(1.3)

Balance on May 31, 2015	$38.4

The Business has approximately $5.7 million of foreign net operating loss carryforwards which will expire between fiscal 2016 and 2036. Also included in net deferred tax liabilities are $4.7 million of tax effected state net operating loss carryforwards which expire in various years ranging from fiscal 2016 to 2035. State tax credits of approximately $14.0 million will expire in various years ranging from fiscal 2017 to 2032. Federal and state gross charitable contribution carryovers of $6.5 million will expire in fiscal years 2019 and 2020.

The Business has recognized a valuation allowance for the portion of the net operating loss carryforwards, tax credit carryforwards, and other deferred tax assets the Business believes are not more likely than not to be realized. The net impact on income tax expense related to changes in the valuation allowance for fiscal 2015 was a charge of $6.2 million. For fiscal 2014 and 2013, changes in the valuation allowance were a charge of $1.5 million and $0 million, respectively. The fiscal 2015 change principally relates to increases to the valuation allowances for charitable contribution carryovers and state credits.

As of May 31, 2015, undistributed earnings of the Business’ foreign subsidiaries amounted to approximately $28 million. Those earnings are considered to be indefinitely reinvested and accordingly, no U.S. federal income taxes have been provided thereon. The Business has not provided U.S. deferred taxes on cumulative earnings of non-U.S. affiliates and associated companies that the Business considers to be reinvested indefinitely. It is not practicable to estimate the amount of U.S. income taxes that would be incurred in the event that the Business were to repatriate the cumulative earnings of non-U.S. affiliates and associated companies. Deferred taxes are provided for earnings of non-U.S. affiliates and associated companies when the Business determines that such earnings are no longer indefinitely reinvested.

9. OPERATING LEASES

The Business leases certain facilities, land, and transportation equipment under agreements that expire at various dates. Rent expense for operating leases was $20.0 million, $19.2 million, and $7.0 million in fiscal 2015 and 2014, and the four months ended 2013, respectively.

Notes to Combined Financial Statements - (Continued)

Fiscal Years Ended May 31, 2015 and May 25, 2014 and Four Months Ended May 26, 2013

(columnar dollars in millions)

A summary of non-cancellable operating lease commitments for fiscal years following May 31, 2015, was as follows:

2016	$18.5
2017	19.4
2018	18.6
2019	14.8
2020	11.4
Later years	58.0

$140.7

Rent expense allocated to the Business in addition to the direct and incremental expense disclosed above totaled $0.5 million, $2.9 million, and $0.1 million for fiscal 2015, 2014, and the four months ended 2013, respectively.

10. CONTINGENCIES

The Business is party to a number of lawsuits and claims arising out of the operation of its business. After taking into account liabilities recognized for all of the outstanding matters, management believes the ultimate resolution of such matters should not have a material adverse effect on the Business’ financial condition, results of operations, or liquidity. Costs of legal services are recognized in earnings as services are provided.

11. DERIVATIVE FINANCIAL INSTRUMENTS

The Business’ operations are exposed to market risks from adverse changes in commodity prices affecting the cost of raw materials and energy, foreign currency exchange rates, and interest rates. In the normal course of business, these risks are managed through a variety of strategies, including the use of derivatives.

Commodity and commodity index futures and option contracts are used from time to time to economically hedge commodity input prices on items such as natural gas, vegetable oils, proteins, packaging materials, dairy, grains, and electricity. Generally, the Business economically hedges a portion of the Business’ anticipated consumption of commodity inputs for periods of up to 36 months. The Business, through its Parent, may enter into longer-term economic hedges on particular commodities, if deemed appropriate. As of May 31, 2015, the Business had economically hedged certain portions of the Business’ anticipated consumption of commodity inputs using derivative instruments with expiration dates through April 2016.

In order to reduce exposures related to changes in foreign currency exchange rates, the Business enters into forward exchange, option, or swap contracts from time to time for transactions denominated in a currency other than the applicable functional currency. This includes, but is not limited to, hedging against foreign currency risk in purchasing inventory and capital equipment, sales of finished goods, and future settlement of foreign-denominated assets and liabilities. As of May 31, 2015, the Business had economically hedged certain portions of the Business’ foreign currency risk in anticipated transactions using derivative instruments with expiration dates through December 2015.

Economic Hedges of Forecasted Cash Flows

Many of the Business’ derivatives do not qualify for, and the Business does not currently designate certain commodity derivatives to achieve, hedge accounting treatment. The Business reflects realized and unrealized gains and losses from derivatives used to economically hedge anticipated commodity consumption in earnings immediately within general corporate expense (within cost of goods sold).

Notes to Combined Financial Statements - (Continued)

Fiscal Years Ended May 31, 2015 and May 25, 2014 and Four Months Ended May 26, 2013

(columnar dollars in millions)

Economic Hedges of Fair Values — Foreign Currency Exchange Rate Risk

The Business may use options and cross currency swaps to economically hedge the fair value of certain monetary assets and liabilities (including intercompany balances) denominated in a currency other than the functional currency. These derivatives are marked-to-market with gains and losses immediately recognized in selling, general and administrative expenses. These substantially offset the foreign currency transaction gains or losses recognized as values of the monetary assets or liabilities being economically hedged change.

All derivative instruments are recognized on the Combined Balance Sheets at fair value (refer to Note 13 for additional information related to fair value measurements). The fair value of derivative assets is recognized within prepaid expenses and other current assets, while the fair value of derivative liabilities is recognized within other accrued liabilities. In accordance with generally accepted accounting principles, the Business offsets certain derivative asset and liability balances where master netting agreements provide for legal right of setoff.

Derivative assets and liabilities were reflected in the Business’ Combined Balance Sheets as follows:

	May 31, 2015	May 25, 2014
Prepaid expenses and other current assets	$2.4	$8.4
Other accrued liabilities	5.0	5.5

The following table presents the Business’ derivative assets and liabilities, at May 31, 2015, on a gross basis, prior to the setoff of $5.2 million where legal right of setoff existed:

	Derivative Assets		Derivative Liabilities
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Commodity contracts	Prepaid expenses and other current assets	$7.6	Other accrued liabilities	$10.0
Foreign exchange contracts	Prepaid expenses and other current assets	—	Other accrued liabilities	0.2

		$7.6		$10.2

The following table presents the Business’ derivative assets and liabilities, at May 25, 2014, on a gross basis, prior to the setoff of $2.1 million where legal right of setoff existed:

	Derivative Assets		Derivative Liabilities
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Commodity contracts	Prepaid expenses and other current assets	$10.5	Other accrued liabilities	$4.3
Foreign exchange contracts	Prepaid expenses and other current assets	—	Other accrued liabilities	3.3

		$10.5		$7.6

Notes to Combined Financial Statements - (Continued)

Fiscal Years Ended May 31, 2015 and May 25, 2014 and Four Months Ended May 26, 2013

(columnar dollars in millions)

The location and amount of gains (losses) from derivatives not designated as hedging instruments in the Business’ Combined Statements of Earnings were as follows:

	For the Fiscal Year Ended May 31, 2015
Derivatives Not Designated as Hedging Instruments	Location in Combined Statement of Operations of Gain (Loss) Recognized on Derivatives	Amount of Gain (Loss) Recognized on Derivatives in Combined Statement of Operations
Commodity contracts	Cost of goods sold	$(29.2)
Foreign exchange contracts	Selling, general and administrative expense	0.3

Total loss from derivative instruments not designated as hedging instruments		$(28.9)

	For the Fiscal Year Ended May 25, 2014
Derivatives Not Designated as Hedging Instruments	Location in Combined Statement of Operations of Gain (Loss) Recognized on Derivatives	Amount of Gain (Loss) Recognized on Derivatives in Combined Statement of Operations
Commodity contracts	Cost of goods sold	$6.0
Foreign exchange contracts	Selling, general and administrative expense	(2.8)

Total gain from derivative instruments not designated as hedging instruments		$3.2

	For the Four Months Ended May 26, 2013
Derivatives Not Designated as Hedging Instruments	Location in Combined Statement of Operations of Gain (Loss) Recognized on Derivatives	Amount of Gain (Loss) Recognized on Derivatives in Combined Statement of Operations
Commodity contracts	Cost of goods sold	$(5.1)
Foreign exchange contracts	Selling, general and administrative expense	0.5

Total loss from derivative instruments not designated as hedging instruments		$(4.6)

As of May 31, 2015, the Business’ open commodity contracts had a notional value (defined as notional quantity times market value per notional quantity unit) of $203.5 million and $153.8 million for purchase and sales contracts, respectively. As of May 25, 2014, the Business’ open commodity contracts had a notional value of $256.7 million and $238.6 million for purchase and sales contracts, respectively. The notional amount of the Business’ foreign currency forward contracts as of May 31, 2015 and May 25, 2014 was $3.4 million and $27.6 million, respectively.

ConAgra Foods enters into certain commodity and foreign exchange derivatives with a diversified group of counterparties on behalf of the Business. ConAgra Foods continually monitors the Business’ positions and the credit ratings of the counterparties involved and limit the amount of credit exposure to any one party. These transactions may expose the Private Brands business to potential losses due to the risk of nonperformance by these counterparties. At May 31, 2015, the Business was not subject to potential losses due to counterparty nonperformance. The Business has not incurred a material loss due to nonperformance in any period presented and does not expect to incur any such material loss. ConAgra Foods also enters into futures and options transactions on behalf of the Business through various regulated exchanges.

.

Notes to Combined Financial Statements - (Continued)

Fiscal Years Ended May 31, 2015 and May 25, 2014 and Four Months Ended May 26, 2013

(columnar dollars in millions)

12. PENSION AND POSTRETIREMENT BENEFITS

The Business has defined benefit retirement plans (“plans”) for eligible salaried and hourly employees. Benefits are based on years of credited service and average compensation or stated amounts for each year of service. The Business also sponsors postretirement plans which provide certain medical and dental benefits (“other postretirement benefits”) to qualifying U.S. employees. The Business’ pension plans were closed to new hire employees and were also frozen, such that no further benefits accrue for current employees. In addition, other employees of the Business are participants in the Parents’ defined benefit pension plans. As such, indirect allocations of costs to the Business include costs of providing these benefits.

The Business recognizes the funded status of its plans and other benefits in the Combined Balance Sheets. For the Business’ plans, it also recognizes as a component of accumulated other comprehensive loss, the net of tax results of the actuarial gains or losses within the corridor and prior service costs or credits that arise during the period but are not recognized in net periodic benefit cost. For its other benefits, the Business also recognizes as a component of accumulated other comprehensive income (loss), the net of tax results of the gains or losses and prior service costs or credits that arise during the period but are not recognized in net periodic benefit cost. These amounts will be adjusted out of accumulated other comprehensive income (loss) as they are subsequently recognized as components of net periodic benefit cost. For its pension plans, the Business has elected to immediately recognize actuarial gains and losses in its operating results in the year in which they occur, to the extent they exceed the corridor, eliminating amortization. Amounts are included in the components of pension benefit and other postretirement benefit costs, below, as recognized net actuarial loss.

The changes in benefit obligations and plan assets at May 31, 2015 and May 25, 2014 are presented in the following table.

	Pension Benefits		Other Benefits
	2015	2014	2015	2014
Change in Benefit Obligation

Benefit obligation at beginning of year	$301.6	$289.6	$34.9	$37.2
Service cost	4.4	4.4	0.2	0.2
Interest cost	12.1	11.5	1.2	1.2
Plan participants’ contributions	—	—	0.2	0.6
Amendments	—	—	(3.3)	(3.3)
Actuarial (gain) loss	0.5	8.6	(6.9)	1.1
Benefits paid	(13.0)	(12.5)	(1.4)	(2.1)

Benefit obligation at end of year	$305.6	$301.6	$24.9	$34.9

Change in Plan Assets

Fair value of plan assets at beginning of year	$289.8	$275.9	$—	$—
Actual return on plan assets	15.0	26.4	—	—
Employer contributions	0.8	0.6	1.2	1.5
Plan participants’ contributions	—	—	0.3	0.6
Investment and administrative expenses	(1.1)	(0.6)	—	—
Benefits paid	(13.0)	(12.5)	(1.5)	(2.1)

Fair value of plan assets at end of year	$291.5	$289.8	$—	$—

Notes to Combined Financial Statements - (Continued)

Fiscal Years Ended May 31, 2015 and May 25, 2014 and Four Months Ended May 26, 2013

(columnar dollars in millions)

The funded status and amounts recognized in the Combined Balance Sheets at May 31, 2015 and May 25, 2014 were:

	Pension Benefits		Other Benefits
	2015	2014	2015	2014
Funded Status	$(14.0)	$(11.8)	$(24.9)	$(34.9)
Amounts Recognized in Combined Balance Sheets
Other assets	$0.2	$0.1	$—	$—
Other accrued liabilities	(0.7)	(0.7)	(1.4)	(1.8)
Other noncurrent liabilities	(13.5)	(11.2)	(23.5)	(33.1)

Net Amount Recognized	$(14.0)	$(11.8)	$(24.9)	$(34.9)

Amounts Recognized in Accumulated Other Comprehensive (Income) Loss (Pre-tax)

Actuarial net loss (gain)	$8.6	$0.4	$(7.3)	$(0.4)
Net prior service benefit	—	—	(6.2)	(3.2)

Total	$8.6	$0.4	$(13.5)	$(3.6)

Weighted-Average Actuarial Assumptions Used to Determine Benefit Obligations at May 31, 2015 and May 25, 2014
Discount rate	4.10%	4.15%	3.50%	3.65%
Long-term rate of compensation increase	3.50%	4.25%	N/A	N/A

The accumulated benefit obligation for all defined benefit pension plans was $300.2 million and $295.1 million at May 31, 2015 and May 25, 2014, respectively.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets at May 31, 2015 and May 25, 2014 were:

	2015	2014
Projected benefit obligation	$300.0	$8.5
Accumulated benefit obligation	294.7	8.5
Fair value of plan assets	285.8	—

Components of pension benefit and other postretirement benefit costs included:

	Pension Benefits			Other Benefits
	2015	2014	2013	2015	2014	2013
Service cost	$4.4	$4.4	$1.1	$0.2	$0.2	$—
Interest cost	12.2	11.5	3.8	1.2	1.2	0.5
Expected return on plan assets	(21.8)	(20.9)	(7.7)	—	—	—
Amortization of prior service cost (benefit)	—	—	—	(0.4)	—	—
Special termination benefits	—	—	—	—	—	—
Recognized net actuarial loss	—	—	—	—	—	—
Curtailment loss	—	—	—	—	—	—

Benefit cost — Business plans	(5.2)	(5.0)	(2.8)	1.0	1.4	0.5
Pension benefit cost — multi-employer plans	2.8	2.7	12.2	—	—	—

Total (benefit) cost	$(2.4)	$(2.3)	$9.4	$1.0	$1.4	$0.5

Notes to Combined Financial Statements - (Continued)

Fiscal Years Ended May 31, 2015 and May 25, 2014 and Four Months Ended May 26, 2013

(columnar dollars in millions)

Other changes in plan assets and benefit obligations recognized in other comprehensive (income) loss were:

	Pension Benefits		Other Benefits
	2015	2014	2015	2014
Net actuarial (gain) loss	$8.2	$3.8	$(6.9)	$1.1
Amendments	—	—	(3.3)	(3.2)
Amortization of prior service (cost) benefit	—	—	0.4	—
Recognized net actuarial loss	—	—	—	—

Net amount recognized	$8.2	$3.8	$(9.8)	$(2.1)

Weighted-Average Actuarial Assumptions Used to Determine Net Expense

	Pension Benefits			Other Benefits
	2015	2014	2013	2015	2014	2013
Discount rate	4.15%	4.05%	4.50%	3.65%	3.35%	3.90%
Long-term rate of return on plan assets	7.75%	7.75%	7.75%	N/A	N/A	N/A
Long-term rate of compensation increase	4.25%	4.25%	4.25%	N/A	N/A	N/A

The Business amortizes prior service cost for its pension plans and postretirement plans, as well as amortizable gains and losses for its postretirement plans, in equal annual amounts over the average expected future period of vested service. For plans with no active participants, average life expectancy is used instead of average expected useful service.

The amounts in accumulated other comprehensive income (loss) expected to be recognized as components of net expense during fiscal 2016 are as follows:

	Pension Benefits	Other Benefits
Prior service cost (benefit)	$—	$(0.8)
Net actuarial loss	NA	NA

Plan Assets

In fiscal 2015, the plan assets were transferred into a master trust, where they are held together with the assets of other plans of ConAgra Foods. The plan assets summarized below reflect an allocated share of the master trust holdings.

Notes to Combined Financial Statements - (Continued)

Fiscal Years Ended May 31, 2015 and May 25, 2014 and Four Months Ended May 26, 2013

(columnar dollars in millions)

The fair value of plan assets, summarized by level within the fair value hierarchy described in Note 13, as of May 31, 2015, were as follows:

	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$0.1	$6.7	$—	$6.8
Equity securities:
U.S. equity securities	40.7	7.0	—	47.7
International equity securities	28.2	39.1	—	67.3
Fixed income securities:
Government bonds	3.8	24.0	—	27.8
Corporate bonds	4.3	32.4	—	36.7
Mortgage-backed bonds	4.3	0.7	—	5.0
Real estate funds	—	0.6	29.3	29.9
Multi-strategy hedge funds	—	—	42.2	42.2
Private equity funds	—	—	8.1	8.1
Master limited partnerships	16.7	—	—	16.7
Private natural resources fund	—	1.0	1.7	2.7
Net receivables for unsettled transactions	0.6	—	—	0.6

Total assets	$98.7	$111.5	$81.3	$291.5

The fair value of plan assets, summarized by level within the fair value hierarchy described in Note 13, as of May 25, 2014, were as follows:

	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$—	$2.3	$—	$2.3
Equity securities:
U.S. equity securities	0.9	82.9	—	83.8
International equity securities	1.0	64.6	—	65.6
Fixed income securities:
Government bonds	0.2	13.4	—	13.6
Corporate bonds	0.1	89.5	—	89.6
Mortgage-backed bonds	0.1	2.0	—	2.1
Real estate funds	—	24.0	0.3	24.3
Multi-strategy hedge funds	—	—	0.9	0.9
Private equity funds	—	—	7.1	7.1
Master limited partnerships	0.5	—	—	0.5
Private natural resources funds	—	—	—	—

Total assets	$2.8	$278.7	$8.3	$289.8

Level 1 assets are valued based on quoted prices in active markets for identical securities. The majority of the Level 1 assets listed above include the common stock of both U.S. and international companies, mutual funds, master limited partnership units, and real estate investment trusts, all of which are actively traded and priced in the market. Level 2 assets are valued based on other significant observable inputs including quoted prices for similar securities, yield curves, indices, etc. The Level 2 assets listed above

Notes to Combined Financial Statements - (Continued)

Fiscal Years Ended May 31, 2015 and May 25, 2014 and Four Months Ended May 26, 2013

(columnar dollars in millions)

consist primarily of commingled equity investments where values are based on the net asset value of the underlying investments held, individual fixed income securities where values are based on quoted prices of similar securities and observable market data, and commingled fixed income investments where values are based on the net asset value of the underlying investments held. Level 3 assets are those where the fair value is determined based on unobservable inputs. The Level 3 assets listed above consist of alternative investments where active market pricing is not readily available and, as such, the Business uses net asset values as an estimate of fair value as a practical expedient. For real estate funds, the value is based on the net asset value provided by the investment manager who uses market data and independent third party appraisals to determine fair market value. For the multi-strategy hedge funds, the value is based on the net asset values provided by a third party administrator. For private equity and private energy funds, the investment manager provides the valuation using, among other things, comparable transactions, comparable public company data, discounted cash flow analysis, and market conditions.

Level 3 investments are generally considered long-term in nature with varying redemption availability. Certain of the Business’ Level 3 investments, with a fair value of approximately $71.5 million as of May 31, 2015, have the ability to impose customary redemption gates which may further restrict or limit the redemption of invested funds therein. As of May 31, 2015, Level 3 investments with a fair value of $0.1 million have imposed such gates.

As of May 31, 2015, the Business has unfunded commitments for additional investments of $8.4 million in the private equity funds, $4.1 million in the private energy funds, and $2.5 million in real estate funds. The Business expects unfunded commitments to be funded from plan assets rather than the general assets of the Business.

To develop the expected long-term rate of return on plan assets assumption for the pension plans, the Business considers the current asset allocation strategy, the historical investment performance, and the expectations for future returns of each asset class.

The Business’ pension plan weighted-average asset allocations and its target asset allocations, by asset category were as follows:

	May 31, 2015	May 25, 2014	Target Allocation
Equity securities	39%	52%	25%-45%
Debt securities	25%	37%	14%-24%
Real estate funds	10%	8%	1%-19%
Multi-strategy hedge funds	14%	0%	5%-25%
Private equity	3%	2%	3%-13%
Other	9%	1%	3%-30%

Total	100%	100%

The Business’ investment strategy reflects the expectation that equity securities and multi-strategy hedge funds will outperform debt securities over the long term. Assets are invested in a prudent manner to maintain the security of funds while maximizing returns within ConAgra Foods Investment Policy guidelines. The strategy is implemented utilizing indexed and actively managed assets from the categories listed.

The investment goals are to provide a total return that, over the long term, increases the ratio of plan assets to liabilities subject to an acceptable level of risk. This is accomplished through diversification of assets in accordance with the Investment Policy guidelines. Investment risk is mitigated by periodic rebalancing between asset classes as necessitated by changes in market conditions within the Investment Policy guidelines.

Other investments are primarily made up of cash and master limited partnerships.

Notes to Combined Financial Statements - (Continued)

Fiscal Years Ended May 31, 2015 and May 25, 2014 and Four Months Ended May 26, 2013

(columnar dollars in millions)

Level 3 Gains and Losses

The change in the fair value of the plan’s Level 3 assets is summarized as follows:

	Fair Value May 25, 2014	Realized Gains (Losses)	Unrealized Gains (Losses)	Net, Purchases and Sales	Fair Value May 31, 2015
Real estate funds	$0.3	$—	$1.6	$27.4	$29.3
Multi-strategy hedge funds	0.9	—	1.3	40.0	42.2
Private equity	7.1	0.2	0.6	0.2	8.1
Private natural resources	—	—	—	1.7	1.7

Total	$8.3	$0.2	$3.5	$69.3	$81.3

	Fair Value May 26, 2013	Realized Gains (Losses)	Unrealized Gains (Losses)	Net, Purchases and Sales	Fair Value May 25, 2014
Real estate funds	$0.2	$—	$—	$0.1	$0.3
Multi-strategy hedge funds	0.8	—	—	0.1	0.9
Private equity	7.1	1.1	(0.4)	(0.7)	7.1

Total	$8.1	$1.1	$(0.4)	$(0.5)	$8.3

Assumed health care cost trend rates have a significant effect on the benefit obligation of the postretirement plans.

Assumed Health Care Cost Trend Rates at:	May 31, 2015	May 25, 2014
Initial health care cost trend rate	9.0%	10.0%
Ultimate health care cost trend rate	4.5%	5.0%
Year that the rate reaches the ultimate trend rate	2023	2022

A one percentage point change in assumed health care cost rates would have the following effect:

	One Percent Increase	One Percent Decrease
Effect on total service and interest cost	$0.1	$(0.1)
Effect on postretirement benefit obligation	1.8	(1.6)

The Business currently anticipates making contributions of approximately $0.7 million to its pension plans in fiscal 2016. The Business anticipates making contributions of $1.4 million to its other postretirement plans in fiscal 2016. These estimates are based on current tax laws, plan asset performance, and liability assumptions, which are subject to change.

Notes to Combined Financial Statements - (Continued)

Fiscal Years Ended May 31, 2015 and May 25, 2014 and Four Months Ended May 26, 2013

(columnar dollars in millions)

The following table presents estimated future gross benefit payments for the Business’ plans:

	Pension Benefits	Health Care and Life Insurance Benefits
2016	$17.1	$1.4
2017	15.4	1.3
2018	16.4	1.3
2019	17.0	1.4
2020	17.3	1.4
Succeeding 5 years	92.6	7.4

Multiemployer Pension Plans

The Business contributes to several multiemployer defined benefit pension plans under collective bargaining agreements that cover certain of its union-represented employees. The risks of participating in such plans are different from the risks of single-employer plans, in the following respects:

a.	Assets contributed to a multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

b.	If a participating employer ceases to contribute to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

c.	If the Business ceases to have an obligation to contribute to a multiemployer plan in which it had been a contributing employer, it may be required to pay to the plan an amount based on the underfunded status of the plan and on the history of the Business’ participation in the plan prior to the cessation of its obligation to contribute. The amount that an employer that has ceased to have an obligation to contribute to a multiemployer plan is required to pay to the plan is referred to as a withdrawal liability.

The Business’ participation in multiemployer plans for the fiscal year ended May 31, 2015 is outlined in the table below. For each plan that is individually significant to the Business the following information is provided:

•	The “EIN / PN” column provides the Employer Identification Number and the three-digit plan number assigned to a plan by the Internal Revenue Service.

•	The most recent Pension Protection Act Zone Status available for 2014 and 2013 is for plan years that ended in calendar years 2014 and 2013, respectively. The zone status is based on information provided to the Business by each plan. A plan in the “red” zone has been determined to be in “critical status”, based on criteria established under the Internal Revenue Code (“Code”), and is generally less than 65% funded. A plan in the “yellow” zone has been determined to be in “endangered status”, based on criteria established under the Code, and is generally less than 80% funded. A plan in the “green” zone has been determined to be neither in “critical status” nor in “endangered status”, and is generally at least 80% funded.

•	The “FIP/RP Status Pending/Implemented” column indicates whether a Funding Improvement Plan, as required under the Code to be adopted by plans in the “yellow” zone, or a Rehabilitation Plan, as required under the Code to be adopted by plans in the “red” zone, is pending or has been implemented by the plan as of the end of the plan year that ended in calendar year 2014.

Notes to Combined Financial Statements - (Continued)

Fiscal Years Ended May 31, 2015 and May 25, 2014 and Four Months Ended May 26, 2013

(columnar dollars in millions)

•	Contributions by the Business are the amounts contributed in the Business’ fiscal periods ending in the specified year.

•	The “Surcharge Imposed” column indicates whether the Business contribution rate for its fiscal year that ended on May 31, 2015 included an amount in addition to the contribution rate specified in the applicable collective bargaining agreement, as imposed by a plan in “critical status”, in accordance with the requirements of the Code.

•	The last column lists the expiration dates of the collective bargaining agreements pursuant to which the Business contributes to the plans.

For plans that are not individually significant to the Business the total amount of contributions is presented in the aggregate.

		Pension Protection Act Zone Status		FIP / RP Status Pending / Implemented	Contributions by the Business (millions)				Expiration Dates of Collective Bargaining Agreements
Pension Fund	EIN / PN	2014	2013		FY15	FY14	FY13	Surcharge Imposed
Bakery and Confectionary Union and Industry International Pension Plan	52-6118572 / 001	Red	Red	RP Implemented	$1.7	$1.5	$0.5	No	2/29/2016 to 5/18/2018
Central States, Southeast and Southwest Areas Pension Fund	36-6044243 / 001	Red	Red	RP Implemented	0.2	0.2	0.1	No	6/30/2015 to 6/04/2017
National Conference of Fireman & Oilers National Pension Fund	52-6085445 / 003	Yellow	Yellow	FIP Implemented	0.6	0.7	0.3	No	11/19/2015
Other Plans					0.3	0.3	0.1

Total Contributions					$2.8	$2.7	$1.0

The Business will be listed in its plans’ Forms 5500 as providing more than 5% of the plan’s total contributions for the National Conference of Firemen & Oilers National Pension Fund for the plan year ending in calendar year 2014.

The Business was not listed in the Forms 5500 filed by any of the other plans or for any of the other years as providing more than 5% of the plan’s total contributions. At the date ConAgra Foods financial statements were issued, Forms 5500 were not available for plan years ending in calendar year 2014.

In addition to the contributions listed in the table above, the Business recorded an additional expense of $11.2 million in the four months ended 2013 related to its expected incurrence of certain withdrawal costs.

Certain employees of the Business are covered under Ralcorp defined contribution plans. In fiscal 2015, the plans were fully merged with ConAgra Foods plans. The expense related to the Ralcorp plans was $5.8 million and $4.1 million for fiscal 2014 and the four months ended 2013, respectively.

13. FAIR VALUE MEASUREMENTS

FASB guidance establishes a three-level fair value hierarchy based upon the assumptions (inputs) used to price assets or liabilities. The three levels of inputs used to measure fair value are as follows:

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities,

Notes to Combined Financial Statements - (Continued)

Fiscal Years Ended May 31, 2015, May 25, 2014, and May 26, 2013

(columnar dollars in millions)

Level 2 — Observable inputs other than those included in Level 1, such as quoted prices for similar assets and liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets, and

Level 3 — Unobservable inputs reflecting the Business’ own assumptions and best estimate of what inputs market participants would use in pricing the asset or liability.

The fair values of the Business’ Level 2 derivative instruments were determined using valuation models that use market observable inputs including interest rate curves and both forward and spot prices for currencies and commodities. Derivative assets and liabilities included in Level 2 primarily represent commodity and foreign currency option and forward contracts, interest rate swaps, and cross-currency swaps.

The following table presents the Business’ financial assets and liabilities measured at fair value on a recurring basis based upon the level within the fair value hierarchy in which the fair value measurements fall, as of May 31, 2015:

	Level 1	Level 2	Level 3	Total
Assets:
Derivative assets	$2.4	$—	$—	$2.4

Total assets	$2.4	$—	$—	$2.4

Liabilities:
Derivative liabilities	$—	$5.0	$—	$5.0
Deferred compensation liabilities	0.7	—	—	0.7

Total liabilities	$0.7	$5.0	$—	$5.7

The following table presents the Business’ financial assets and liabilities measured at fair value on a recurring basis based upon the level within the fair value hierarchy in which the fair value measurements fall, as of May 25, 2014:

	Level 1	Level 2	Level 3	Total
Assets:
Derivative assets	$4.5	$3.9	$—	$8.4

Total assets	$4.5	$3.9	$—	$8.4

Liabilities:
Derivative liabilities	$—	$5.5	$—	$5.5
Deferred compensation liabilities	0.4	—	—	0.4

Total liabilities	$0.4	$5.5	$—	$5.9

Certain assets and liabilities, including long-lived assets, goodwill, asset retirement obligations, and cost and equity investments are measured at fair value on a nonrecurring basis.

During fiscal 2015 and 2014, the Business recognized goodwill impairment charges of $1.51 billion and $593.2 million, respectively. See Note 5 for a discussion of the methodology employed to measure these impairments.

During fiscal 2015 and 2014, the Business recognized impairments of certain indefinite-lived brands in the amounts of $43.7 million and $3.0 million, respectively. The fair values of these brands were estimated using the “relief from royalty” method (see Note 5).

During fiscal 2015, a charge of $13.7 million was recognized for the impairment of certain long-lived assets. The impairment was measured based upon an estimated disposal value for the related production facility.

Notes to Combined Financial Statements - (Continued)

Fiscal Years Ended May 31, 2015, May 25, 2014, and May 26, 2013

(columnar dollars in millions)

The carrying amount of long-term debt (including current installments) was $40.0 million as of May 31, 2015 and $45.9 million as of May 25, 2014. Based on current market rates, the fair value of this debt (level 2 liabilities) at May 31, 2015 and May 25, 2014 was estimated at $37.4 million and $45.5 million, respectively.

14. OTHER NONCURRENT LIABILITIES

Other noncurrent liabilities consisted of:

	May 31, 2015	May 25, 2014
Postretirement health care and pension obligations	$37.0	$44.3
Noncurrent income tax liabilities	667.9	807.9
Self-insurance liabilities	23.1	23.4
Other	30.7	26.5

	$758.7	$902.1

15. SUBSEQUENT EVENTS

On November 1, 2015, ConAgra Foods and TreeHouse Foods, Inc. (“TreeHouse”) entered into a Stock Purchase Agreement (the “Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions, ConAgra Foods has agreed to sell the Private Brands business to TreeHouse (the “Transaction”) for $2.7 billion in cash on a cash-free, debt-free basis, subject to working capital and other adjustments.

ConAgra Foods and TreeHouse have each made customary representations, warranties and covenants in the Agreement, including, among others, covenants by ConAgra Foods to, subject to certain exceptions, conduct the business in the ordinary course during the interim period between the execution of the Agreement and the closing of the Transaction.

The obligation of the parties to close the Transaction is subject to customary closing conditions, including, among others, (i) the receipt of antitrust clearance in the United States and Canada; and (ii) the absence of legal restraints or prohibitions. The obligation of each party to close the Transaction is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions) and the other party having performed in all material respects its obligations under the Agreement.

Pursuant to the Agreement, concurrently with the closing of the Transaction, ConAgra Foods and TreeHouse, and/or their respective affiliates, will enter into a transition services agreement and certain other commercial arrangements.

In connection with its determination to divest the Private Brands business, ConAgra Foods has classified the related assets and liabilities as held for sale beginning in the first quarter of fiscal 2016 and has recognized additional impairments of goodwill and long-lived assets in its externally reported financial statements. The accompanying financial statements present the Private Brands business as an ongoing enterprise with a held in use perspective. Accordingly, these financial statements do not reflect the impairments arising from the application of a held for sale measurement approach. In addition, ConAgra Foods has ceased depreciation and amortization expense related to these assets in its externally reported financial statements according to accounting guidance. The accompanying financials statements reflect depreciation and amortization expense under the held in use perspective.